Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000 FACSIMILE: +1-212-455-2502
Direct Dial Number	E-mail Address

July 29, 2021

JPMorgan Chase & Co.

383 Madison Avenue

New York, New York 10179

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-230098) (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the offering by the Company of an aggregate of 80,000,000 depositary shares (the “Shares”), each Share representing a 1/400th interest in a share of the Company’s 4.20% Non-Cumulative Preferred Stock, Series MM, $1.00 par value per share and liquidation preference $10,000 per share (the “Preferred Stock”), and representing an aggregate of 200,000 shares (the “Preferred Shares”) of the Preferred Stock, pursuant to the Underwriting Agreement, dated July 22, 2021 (the “Underwriting Agreement”), between the Company and J.P. Morgan Securities LLC and the other several underwriters named therein. The Preferred Shares are to be deposited against delivery of a depositary receipt (the “Depositary Receipt”) representing the Shares to be issued by Computershare Inc., as depositary (the “Depositary”), under a Deposit Agreement, dated as of July 29, 2021 (the “Deposit Agreement”), among the Company, the Depositary and holders from time to time of the Shares issued thereunder.

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JPMorgan Chase & Co.	-2-	July 29, 2021

We have examined the Registration Statement; the Certificate of Designations of the Company establishing the terms of the Preferred Stock filed with the Secretary of State of the State of Delaware; the Deposit Agreement; and the Underwriting Agreement. We also have examined a duplicate of a certificate representing the Preferred Shares and a duplicate of a global certificate representing the Depositary Receipt. In addition, we have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Preferred Shares have been duly authorized and, upon payment and delivery in accordance with the Underwriting Agreement, the Preferred Shares will be validly issued, fully paid and nonassessable.

2. Assuming the Deposit Agreement is the valid and legally binding obligation of the Depositary and the due execution by the Depositary and the registrar of the Depositary Receipt in accordance with the terms of the Deposit Agreement and upon the deposit of the Preferred Shares with the Depositary pursuant to the Deposit Agreement, the Shares will represent legal and valid interests in the Preferred Shares and the Depositary Receipt will constitute valid evidence of such interests in the Preferred Shares and will be entitled to the benefits of the Deposit Agreement.

JPMorgan Chase & Co.	-3-	July 29, 2021

Our opinion set forth in paragraph 2 above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated July 29, 2021 and to the use of our name under the caption “Legal Opinions” in the prospectus related to the Shares included in the Registration Statement.

Very truly yours,

/s/ SIMPSON THACHER & BARTLETT LLP

SIMPSON THACHER & BARTLETT LLP